Exhibit 99.1

KINGOLD JEWELRY SIGNS $40.2 MILLION GOLD LEASING AGREEMENT
WITH CHINA CONSTRUCTION BANK

Agreement to Provide Growth Capital for Kingold’s Investment Gold Business

WUHAN CITY, China, January 16, 2013 -- Kingold Jewelry, Inc. (NASDAQ: KGJI), (“Kingold” or the “Company”), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that the Company has signed a Gold Leasing Agreement (“Agreement”) with China Construction Bank’s (“CCB”) Wuhan Jiang’An branch.

The Agreement is similar to a revolving credit line, with CCB providing Kingold a reusable credit line of up to RMB250 million (approximately US$40.2 million); however, draw downs under the facility (and repayment thereunder) will be made in gold rather than currency. Gold loans under the facility will bear interest at a rate of approximately 6% p.a., with interest based on the actual weight of gold loaned under the facility (in grams), the price of gold (yuan/gram), in addition to the rate and number of days the gold was loaned under the facility. The initial line of credit is available until October 26, 2013. Because the market price of gold may fluctuate during the term of the Agreement, Kingold and CCB have agreed to a cap of 95% on the credit line based on the actual value of gold loans outstanding at any time under the credit facility.

Kingold anticipates utilizing this access to additional gold reserves to accelerate the turnover of capital and inventory, to further develop its 24K gold jewelry and investment gold business by expanding market share, as well as further improving its leading position in the 24k gold processing industry. Working capital shortages limited further development, caused some shortfall in production, and impacted the Company’s ability to meet increased demand from customers. This new Agreement with CCB, one of China’s leading commercial banks, is expected to allow the Company to gain additional gold and address its working capital needs.

Mr. Zhihong Jia, Chairman and CEO of Kingold Jewelry, Inc. stated, “The signing of this agreement with CCB is strategically important for Kingold’s development as it provides our company with a new source of gold and eases pressure on cash flow, which accelerates our ability to seize market opportunities in China’s booming 24K gold consumer goods market. We believe this innovative gold credit line from CCB will certainly elevate our 24K gold jewelry business and assist us in taking our emerging investment gold business to the next level.”

Chairman Jia continued, “We are honored to be partnering with China Construction Bank’s Wuhan Jiang’An branch and look forward to utilizing the leased gold to maximize its economic benefit by producing high quality 24K gold products and continuously delivering returns to Kingold’s shareholders and business partners.”

Kingold Jewelry, Inc.	Page 2
January 16, 2013

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding accelerating the turnover of capital and inventory, developing the 24K gold jewelry and investment gold business, improving its position in the 24k gold processing industry, improving its working capital requirements, seizing market opportunities in the 24k gold consumer goods market and development and expansion of the investment gold business. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact

Kingold Jewelry, Inc.
Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)
Email: bl@kingoldjewelry.com

INVESTOR RELATIONS

The Equity Group Inc.	Katherine Yao, Account Associate
Adam Prior, Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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